Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, Netherland, Sewell & Associates, Inc. hereby consents to the inclusion or incorporation by reference in the registration statement on Form S-8 (File No. 333-149190), the registration statement on Form S-3 (No. 333-159888), the registration statement on Form S-3/A (No. 333-153579), the registration statement on Form S-4 (No. 333-171773) of BreitBurn Energy Partners L.P. of information from our firm's reserves report dated January 31, 2012, entitled Estimates of Reserves and Future Revenue to the BreitBurn Operating L.P. Interest in Certain Oil and Gas Properties located in California and Florida as of December 31, 2011, and our firm's reserves report dated February 1, 2012, entitled Estimates of  Reserves and Future Revenue to the BreitBurn Operating L.P. Interest in Certain Oil and Gas Properties located in Wyoming as of December 31, 2011, which information has been included or incorporated by reference in such registration statements in reliance upon the report of this firm and upon the authority of this firm as experts in petroleum engineering.  We hereby further consent to the reference to this firm under the heading "Experts" in such registration statements.

NETHERLAND, SEWELL & ASSOCIATES, INC.

	By:	/s/ J. Carter Henson, Jr. P.E
J. Carter Henson, Jr. P.E.
Senior Vice President
Houston, Texas
February 2, 2012